Exhibit 4.3

NOBLE ENERGY, INC.

as Issuer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

Third Indenture Supplement

Dated as of January 6, 2021

to

INDENTURE

Dated as of April 1, 1997

THIRD INDENTURE SUPPLEMENT

THIS THIRD INDENTURE SUPPLEMENT (the “Third Indenture Supplement”), dated as of January 6, 2021, between NOBLE ENERGY, INC., a Delaware corporation (together with its successors and assigns as provided in the Indenture referred to below, the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (together with its successors in trust thereunder as provided in the Indenture referred to below, the “Trustee”), as trustee under an Indenture, dated as of April 1, 1997, between the Company and the Trustee, as amended and supplemented by the First Indenture Supplement, dated as of April 2, 1997, and the Second Indenture Supplement, dated as of August 1, 1997, and as further amended and supplemented hereby (the “Indenture”).

RECITALS

The Company has executed and delivered to the Trustee the Indenture, under which the Company has issued its 8.000% Senior Notes Due 2027 in the aggregate principal amount of $250,000,000 (the “Senior Notes”);

Section 902 of the Indenture provides, among other things, that, with the consent of the holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may, subject to certain exceptions noted therein, enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of Securities and coupons appertaining thereto, if any, of such series under the Indenture.

Chevron U.S.A. Inc. and Chevron Corporation (together, “Chevron”) have solicited consents from the holders of the Senior Notes to effect certain proposed amendments (the “Proposed Amendments”) to the Indenture as set forth in Section 2 of this Third Indenture Supplement and as described in the prospectus, dated as of December 11, 2020, filed with the Securities and Exchange Commission and forming part of Chevron’s Registration Statement on Form S-4 in connection with the offers by Chevron to exchange any and all of the outstanding Senior Notes for new notes issued by Chevron U.S.A. Inc. and guaranteed by Chevron Corporation and the solicitation of consents for the Proposed Amendments.

Chevron has received and caused to be delivered to the Trustee evidence of the consents from holders of at least a majority of the outstanding aggregate principal amount of the Senior Notes, as applicable, affected by this Third Indenture Supplement to effect the Proposed Amendments under the Indenture with respect to the Senior Notes.

The Company is duly authorized to enter into this Third Indenture Supplement.

The Company has requested that the Trustee execute and deliver this Third Indenture Supplement.

The Company has duly authorized the execution and delivery of this Third Indenture Supplement, the conditions set forth in the Indenture for the execution and delivery of this Third Indenture Supplement have been complied with and all things necessary to make this Third Indenture Supplement a valid amendment of, and supplement to, the Indenture have been done by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the Company agrees with the Trustee that the Indenture is supplemented and amended, solely to the extent and for the purposes expressed herein, for the equal and proportionate benefit of all holders of the Senior Notes (the “Holders”), as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Unless the context otherwise requires, the terms defined in the Indenture shall, for all purposes of this Third Indenture Supplement, have the meanings therein defined.

SECTION 1.2. Unless the context otherwise requires, the terms defined in this Third Indenture Supplement (including the preamble hereof) shall, for all purposes of the Indenture as supplemented and amended by this Third Indenture Supplement, have the meanings herein defined.

ARTICLE II

AMENDMENT TO THE INDENTURE

SECTION 2.1. Solely with respect to the Senior Notes, the Indenture shall hereby be amended by deleting and replacing the following Sections of the Indenture and all references and definitions related thereto (to the extent not otherwise used in any other Section of the Indenture or the Senior Notes not affected by this Third Indenture Supplement) in their entirety, and such Sections shall be of no further force and effect, and shall no longer apply to the Senior Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Section 501(5)

Section 704 (Reports by Company)

Section 1004 (Limitation on Liens)

Section 1005 (Restrictions on Sales and Leasebacks)

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1. Nothing in this Third Indenture Supplement, express or implied, is intended or shall be construed to confer upon, or to give to, any person or corporation, other than the parties hereto, their successors and assigns, and the Holders, any right, remedy or claim under or by reason of this Third Indenture Supplement or any provision hereof; and the provisions of this Third Indenture Supplement are for the exclusive benefit of the parties hereto, their successors and assigns, and the Holders.

SECTION 3.2. This Third Indenture Supplement shall for all purposes be deemed to be a contract made under, governed by and construed in accordance with the laws of the State of New York.

In case any provision in this Third Indenture Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

If any provision of this Third Indenture Supplement limits, qualifies or conflicts with any other provision required to be included in this Third Indenture Supplement or the Indenture by the Trust Indenture Act, such other provision which is so required to be included shall control.

SECTION 3.3. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. In entering into this Third Indenture Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee (including, without limitation, the right to be indemnified), whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Third Indenture Supplement, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee shall not be responsible for and makes no representations (i) as to the validity or sufficiency of this Third Indenture Supplement, (ii) as to the due execution hereof by the Company, or (iii) as to the consequences of any amendment and/or waiver herein provided.

SECTION 3.4. The descriptive headings of the several Articles of this Third Indenture Supplement are inserted for convenience only and shall not affect the construction hereof.

SECTION 3.5. This Third Indenture Supplement may be simultaneously executed in any number of counterparts, each of which when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Supplemental Indenture by facsimile or by electronic (.pdf) format shall be as effective as delivery of a manually executed counterpart of this Third Supplemental Indenture. The original documents shall be delivered as soon as practicable, if requested. Each party agrees that this Third Supplemental Indenture and any other documents to be delivered in connection herewith may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Third Supplemental Indenture or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 3.6. The Company represents and warrants that it is duly authorized under all applicable laws to execute and deliver this Third Indenture Supplement and that all corporate action on its part required for the execution and delivery of this Third Indenture Supplement has been duly and effectively taken.

[Remainder of page purposefully left blank.]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Third Indenture Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

NOBLE ENERGY, INC.

By:	/s/ Eric A. Benson
Name:	Eric A. Benson
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

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